UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 21, 2012

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Effective as of August 21, 2012, Boyd Muir was elected as member of the Board of Directors (the “Board”) of Activision Blizzard, Inc. (the “Company”).  Mr. Muir will serve on the Board until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal.

Mr. Muir was elected to fill the vacancy on the Board left by Jean-Bernard Lévy’s resignation from the Board on June 29, 2012.  Since Mr. Lévy was a “Vivendi Designee” within the meaning of the Company’s Bylaws, in accordance with those Bylaws, Mr. Muir was appointed to the Board by the Vivendi Nominating Committee, a subcommittee of our Nominating and Corporate Governance Committee comprised solely of Vivendi Designees.

As a Vivendi Designee, Mr. Muir will not receive any compensation from the Company in connection with his service on the Board.

Mr. Muir is the Chief Financial Officer of the Universal Music Group (“UMG”), a wholly owned subsidiary of Vivendi, S.A. (“Vivendi”). Subsidiaries of the Company are party to a number of agreements with UMG and its affiliates. These agreements pertain to the licensing of master recordings and compositions for the Company’s games and for marketing and promotional purposes. During 2011, the Company paid an aggregate of $5,059,620 in royalties and other fees (including fees relating to the marketing of artists whose music was licensed for our games) to UMG and its affiliates for those uses.  For a description of other transactions between the Company and Vivendi and its affiliates, please see the information contained under “Certain Relationships and Related Transactions” beginning on page 62 of the Company’s proxy statement relating to its 2012 Annual Meeting of Stockholders, which was filed on April 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2012

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer